EXHIBIT 10.84(b)
SETTLEMENT AND GENERAL RELEASE AGREEMENT
     THIS SETTLEMENT AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into by and between James Ryder (“Ryder”), on the one hand, and Nextel Partners, Inc., on behalf of itself and all of its direct and indirect subsidiaries and all of their and its officers, directors, shareholders and agents (collectively “Nextel Partners” or the “Company”), on the other.
     In consideration of the promises and the mutual covenants and conditions contained in this Agreement, and in consideration of avoiding the forfeiture of additional benefits and stock options, Ryder and Nextel Partners agree as follows:
1. TERMINATION OF EMPLOYMENT
     1.1 Ryder acknowledges and agrees that his employment with Nextel Partners has been terminated without cause effective April 20, 2006 in accordance with that certain Employment Agreement dated February 24, 2005 as amended by that certain Amendment No. 1 dated March 1, 2006 by and between Ryder and Nextel Partners, Inc. and Nextel Partners Operating Corp. (collectively, the “Employment Agreement”). Ryder acknowledges and agrees that he will not contest the validity of the termination on any basis including, without limitation, the lack of proper notice.
     1.2 Ryder acknowledges and agrees that in addition to the internal electronic mail message that was sent to all Nextel Partners employees on April 20, 2006 announcing that Ryder’s employment with Nextel Partners had been terminated, Nextel Partners will take the following action with regard to Ryder’s termination:
     1.2.1 On or before April 26, 2006, the Company shall file with the Securities and Exchange Commission (the “SEC”) on Form 8K a notice stating in substance and effect that Mr. Ryder’s employment with Nextel Partners was terminated as of April 20, 2006 and, if necessary, the Company shall file a copy of this Agreement with the SEC;
     1.2.2 The Company shall send an internal electronic mail message to all of its employees that will state in substance and effect that Mr. Ryder’s employment was terminated as the result of an internal investigation into allegations that he had violated internal company policy, and that as a result of his termination, Mr. Ryder forfeited $3,082,012.
2. RETENTION/FORFEITURE OF COMPENSATION AND BENEFITS
     2.1 Subject to the terms and conditions set forth herein, including the full and complete release of any and all claims Ryder may have against the Company, and notwithstanding anything to the contrary in the Employment Agreement, any stock option plan or agreement, any minutes or resolutions of the Board of Directors, any Committee of the Board

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of Directors or the internal Compensation Committee of Nextel Partners, any retention, severance, commission, bonus, benefits or other compensation plan or program of the Company, whether in writing or presented orally, Ryder will forfeit any and all compensation, benefits, rights, privileges and remuneration of any kind other than the compensation and benefits set forth below:
     2.1.1 The following amounts will be paid within ten business days of the execution of this agreement subject to the withholding of all applicable taxes:
i.	Unpaid salary from April 17, 2006 through April 20, 2006 in the amount of $4,984.62;

ii.	Unused vacation of 240 hours in the amount of $37,384.62;

iii.	First Quarter 2006 BET Bonus in the amount of $500.00;

iv.	First Quarter 2006 Performance Bonus (paid at 107%) in the amount of $86,670.00;

v.	Second Quarter 2006 Performance Bonus (prorated and paid as if 100% of target achieved for full year less amount already paid for 1st quarter 2006) in the amount of $17, 580;

vi.	Severance in the amount of $648,000; and

vii.	Reimbursement for ordinary and reasonable expenses upon the submission of receipts in accordance with Company policy in an amount not to exceed $6,000.
     2.1.2 Ryder will be allowed to retain stock options that have vested as of April 20, 2006 and those stock options that would have vested upon a termination of his Employment Agreement without cause prior to a Change in Control of Nextel Partners as that term is defined in the applicable stock option agreement. Ryder shall forfeit all other stock options. Ryder and the Company agree that the chart below accurately reflects the stock options that will be forfeited as of April 20, 2006 by Ryder:
Options Forfeited

Grant Date	Exercise Price	No. of Options
8/9/2002	$3.83	6,250
1/16/2003	$6.67	7,500
1/22/2004	$13.86	32,500
     2.2 Ryder acknowledges that no representations have been made that any of the amounts set forth above are exempt from federal or state taxes of the United States and that

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Ryder is wholly responsible for such taxes. Ryder acknowledges that Nextel Partners will report with a form 1099 or such other appropriate form that funds have been paid. Ryder agrees to hold Nextel Partners harmless from any federal or state taxes or penalties of the United States should any amount or portion thereof paid pursuant to this Agreement be determined taxable as wages or otherwise.
3. RELEASE
     3.1 In consideration of the foregoing, Ryder, of his own free will, voluntarily, for and on behalf of himself, his heirs, legatees, representatives, successors, transferees and assigns and spouse and marital community, hereby forever releases, discharges and acquits Nextel Partners, all “Jane Doe” parties, Sprint Nextel Corporation (“Sprint Nextel”) and their affiliated and related companies, and present and former owners, officers, directors, shareholders, managers, supervisors, employees, agents, attorneys, spouses, heirs, assigns, and any predecessor, successor or related companies, of and from any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind whatsoever, at law or in equity, known or unknown, which Ryder has, may have had, claims to have had, or may have in the future, which are or may be based upon any facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or other things occurring at any time on or before the date of this Agreement. Said release includes without limitation any and all disputes, claims, controversies or damages of any kind whatsoever, arising out of, but not limited to, personal injury, disability, severe stress, negligent or intentional infliction of emotional distress, lost earning capacity, defamation, libel, slander, attorneys’ fees (statutory or otherwise) or costs, unpaid wages or benefits, retirement or pension contributions, any form of paid leave, any contract (express or implied), any covenant of good faith and fair dealing (express or implied), gender, disability, race, national origin, marital status or religious discrimination, hostile work environment, wrongful termination, retaliation, any legal restriction on Nextel Partners’ right to terminate Ryder’s employment relationship with Nextel Partners, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), 42 U.S.C. §§ 1983 & 1985, the Washington Law Against Discrimination (RCW 49.60 et seq.), the Employment Retirement Income Security Act, the Americans with Disabilities Act, the Federal and Washington State Family and Medical Leave Acts, claims for wages and/or commissions under either the Federal Fair Labor Standards Act (29 U.S.C. § 201 et seq.) and/or the Washington Minimum Wage Act (RCW 49.48 et seq.), or any other legal limitation on the employment relationship on account of or connected with, or in any way relating to any and all disputes, claims, controversies and causes of action arising out of or relating to Ryder’s employment with Nextel Partners or termination therefrom or his relationship with Nextel Partners. This release is intended to cover any and all future injuries, damages or losses not known to the parties to this Agreement, but that may later develop or be discovered related to Ryder’s contract or relationship with Nextel Partners. Provided, however, that Ryder is not releasing any claim which may arise under the Washington Employment Security Act, RCW 50 or the Washington Industrial Insurance Act, RCW 51 and provided further, that Ryder is not releasing any potential claim arising under the Employee Retirement Income Security Act which arises or is discovered after the date of this Agreement.

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     3.2 Ryder acknowledges and agrees that all medical, hospital, and other expenses, and all future medical, hospital, and other expenses which may be incurred in connection with any injuries and damages which may have allegedly been sustained, together with any liens or subrogation claims of any private or public entity are the sole and separate obligation of Ryder and that Nextel Partners, Sprint Nextel and their respective shareholders, officers, directors, managers, supervisors, employees, agents, contractors, insurers, and attorneys are released and discharged of any and all liability therefrom. Ryder hereby covenants to indemnify and holds harmless Nextel Partners and Sprint Nextel against all claims brought by any person claiming a lien or subrogation claim or other claim against the settlement sum, as well as all costs and attorneys’ fees incurred in the defense of any such claims.
4. FUTURE EMPLOYMENT
     Ryder agrees not to seek or accept a position with Nextel Partners or Sprint Nextel or any affiliate, subsidiary, or parent corporation. If Ryder is somehow offered a position, he agrees not to accept such a position; provided, however, that this shall not apply to any successor in interest to Sprint Nextel. Ryder acknowledges and agrees that the consideration for this provision is contained in the sum set forth above of this Agreement and that said consideration is adequate.
5. NO INTERFERENCE
     5.1 Ryder agrees that that he shall take no action and engage in no conduct that interferes with the employment relationship between Nextel Partners, Sprint Nextel and any of their employees or individuals with whom Nextel Partners and Sprint Nextel contracts and any organization with which Nextel Partners and Sprint Nextel has a contractual relationship.
     5.2 Ryder agrees to not institute, initiate, or support any action, suit, claim, and/or investigation against Nextel Partners, Sprint Nextel and/or any shareholder, officer, director, manager, supervisor, employee, contractor, physician, medical director, and/or agent or witness who filed or made a formal or informal complaint regarding Ryder or participated in any investigation, including being interviewed or questioned regarding Ryder or his alleged conduct. Provided, however, that Ryder shall testify truthfully in any proceeding in which such individuals are involved and, provided further, that Ryder is not releasing or agreeing to release any claim against any such individual which may arise from acts, omissions or statements made after the date of this Agreement.
6. EMPLOYEE COOPERATION
     Ryder agrees to cooperate reasonably with Nextel Partners and/or Sprint Nextel Corporation (“Sprint Nextel”) and their affiliated and related companies in connection with any dispute, lawsuit, arbitration, or any internal or external investigation involving Nextel Partners and/or Sprint Nextel Corporation (a “Proceeding”) with respect to which the Company reasonably believes Ryder may possess relevant information. In that event, upon reasonable notice and at reasonable times, and for reasonable periods, Ryder agrees to make himself reasonably available for interviews,

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witness preparation sessions, and appearances in connection with any Proceeding (including, but not limited to, appearances at depositions, hearings and trials). The parties agree that Nextel Partners will not be obligated to reimburse Ryder for lost wages, lost opportunities, or other financial consequences of such cooperation, or to make any other payment to Ryder; provided, however that reasonable and necessary out of pocket expenses incurred at the request of the Company shall be reimbursed or advanced to him. The parties further agree that Nextel Partners will not, and will not be obligated to, reimburse Ryder for any time spent testifying in any Proceeding (including, but not limited to, appearances at depositions, hearings and trials). Nothing in this Agreement shall limit, restrict, preclude, require or influence Ryder’s testimony in any Proceeding or cause Ryder not to provide truthful testimony or information in any matter or in response to any inquiry by a government official or representative.
7. MISCELLANEOUS
     7.1 The parties will each pay their own costs and fees relating to the disputes, claims, controversies and causes of action settled and released herein, including without limitation, attorney’s fees, expenses and disbursements.
     7.2 By entering into this Settlement and General Release Agreement, Nextel Partners admits no liability and has agreed to this as a matter of sound business judgment. Ryder agrees that Nextel Partners’ decision to enter into this Agreement does not reflect an admission of fault. Nextel Partners further denies Ryder had or has any valid claims.
     7.3 Ryder represents and warrants as follows:
     7.3.1. He has full power and authority to execute this Agreement and this Agreement constitutes a legal, valid, and binding obligation, enforceable in accordance with its terms and conditions and that he has not sold, assigned, or otherwise transferred any interest in the claims, rights, demands, and causes of action settled herein;
     7.3.2. He represents and agrees that he was advised to and has had full and fair opportunity to discuss all provisions, terms, and conditions of this Agreement with his legal counsel and financial advisors, he has read and fully understands all of the provisions, terms, and conditions of this Agreement, including the effect of the releases given, and that he is voluntarily entering into this Agreement;
     7.3.3. He warrants that no promise or inducement has been offered except as herein set forth; that this Agreement is executed without reliance upon any statement or representation by Nextel Partners, Sprint Nextel and/or their representatives, concerning the nature and extent of the injuries, and/or damages, and/or legal liability therefore; that he is of legal age, legally competent to execute this Agreement, and accepts full responsibility therefore.
     7.4 This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and all of their respective heirs, successors and assigns.

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     7.5 This Agreement shall be construed in accordance with the internal laws of the State of Washington applicable to contracts made and performed therein and that any dispute arising from the execution, performance or breach of this Agreement shall be brought in the Superior Court of King County, Washington. The court shall order that the prevailing party’s attorney fees and costs shall be paid by the non-prevailing party. In the event of the violation of the Future Employment or No Interference sections of this Agreement, Nextel Partners and/or Sprint Nextel may seek and obtain injunctive relief, in addition to any other remedies.
     7.6 If any provision of this Agreement is found to be contrary to law, public policy or declared null and void, the remaining provisions shall remain in full force and effect and binding on the parties.
     7.7 This Agreement was negotiated and drafted jointly by the parties and that it shall not be construed against either party in case of any dispute.
     7.8 This Agreement may be executed in counterparts and by facsimile signature that such execution shall be valid and binding.
     7.9 This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter of this Agreement and supersedes all prior agreements, discussions and documents connected therewith. No party to this Agreement shall be bound by any terms, conditions, definitions, warranties, understandings or representations with respect to the subject matter of this Agreement other than as expressly provided herein, except as may hereafter be agreed in writing signed by the parties.
Effective Date: April 20, 2006

JAMES RYDER	NEXTEL PARTNERS, INC.

By:

Its:

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